 Exhibit 99.1

 Elite Pharmaceuticals, Inc. Reports Financial Results for the Fiscal Year Ended March 31, 2021

and Provides Conference Call Information

Conference Call Scheduled for Tuesday, June 15 at 11:30 AM EDT

Northvale, NJ – June 14, 2021: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the fiscal year ended March 31, 2021 (“Fiscal 2021”).

Consolidated revenues for Fiscal 2021 were $25.4 million, an increase of $7.4 million or approximately 41% from the comparable period of the prior fiscal year. The increase in revenues was primarily attributed to revenues from generic immediate-release Adderall®, generic extended-release Adderall®, generic Dantrolene Capsules, and strong revenues relating to Isradipine sales capsules. Operating profits were $2.1 million, an increase of $4.3 million from the comparable period of the prior year, and net income was $5.1 million.

Conference Call Information

Elite's management will host a conference call to discuss the year-end 2021 financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	June 15, 2021
Time:	11:30 AM EDT
Dial- in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EDT on Monday, June 14, 2021
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Fiscal Year 2021 on Form 10-K here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Prasco, LLC, Epic Pharma, LLC, TAGI Pharma, and Glenmark Pharmaceuticals, Inc. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com